News Release

CDI Corp. Reports Fourth Quarter and Full Year 2008 Results and Announces Dividend

Philadelphia (February 26, 2009) - CDI Corp. (NYSE:CDI) today reported financial results for the fourth quarter and full year ended December 31, 2008 and announced a quarterly cash dividend.

For the quarter ended December 31, 2008, the company reported a net loss from continuing operations of $3.2 million, or $0.17 per diluted share, compared to net earnings from continuing operations of $8.2 million, or $0.40 per diluted share, in the prior-year quarter.  Included in the results are $4.8 million in previously-announced, event-driven pre-tax charges as well as a $0.5 million goodwill adjustment.

The previously-announced event-driven charges recorded in the fourth quarter are as follows:

-
Approximately $1.8 million in reorganization charges associated with severance payments, real estate exit costs, accelerated software charges, and expenses related to the recovery of the majority of the Management Recruiters International, Inc. (MRI) segment’s international franchise network through the termination of its largest master franchise agreement.

-	An increase in bad debt reserves for potential credit losses of $2.5 million as a result of the recent bankruptcy of a large customer in the Engineering Solutions segment.

-	$0.5 million in costs incurred during unsuccessful negotiations to complete an acquisition.

Excluding the event-driven charges and the goodwill adjustment, net earnings from continuing operations for the fourth quarter were $0.3 million, or $0.02 per diluted share.  Fourth quarter revenue from continuing operations decreased 15.2% (8.8% in constant currency) to $253.6 million compared to revenue of $299.0 million in the prior-year quarter.

A quarterly cash dividend of $0.13 per share will be paid on March 26, 2009 to all shareholders of record as of March 12, 2009.

For the full year ended December 31, 2008, the company reported net earnings from continuing operations of $19.8 million, or $0.99 per diluted share, on revenue of $1.12 billion.  Full year net earnings from continuing operations decreased 37.8% and full year revenue from continuing operations decreased 5.8% compared to 2007 full year results.

“As previously announced, the decline in the company’s net earnings from continuing operations for the fourth quarter – when adjusted for the event-driven charges and the goodwill adjustment– was driven by two primary factors,” said President & Chief Executive Officer, Roger H. Ballou.  “First, we experienced a rapid deceleration in permanent placement revenue in our AndersElite segment and in our recruitment process outsourcing business within the Engineering Solutions segment.  We also saw accelerated weakness in permanent placement demand in industries served by our MRI segment, resulting in reduced royalty payments.  Second, we saw significant staffing reductions, as well as project delays and cancellations, at various chemical and industrial Engineering Solutions customers which were announced by our customers in late 2008.

“We remain committed to our long-term strategy to focus on delivering global engineering solutions while also providing professional staffing solutions and IT consulting and staffing services.  However, given the unprecedented challenges created by the current recession and credit crisis, we have taken prompt and prudent steps to right-size the organization while preserving our ability to respond quickly to our customers’ needs when capital spending and hiring rebound.

“We feel that our diversified business portfolio has provided some balance in this economic climate as customer spending in sectors such as U.S. government and defense, Canadian energy, and certain U.K. transportation infrastructure areas have added some stability to our revenue base.”

The company also reported that it repurchased 536,397 shares of common stock during the fourth quarter under the previously-announced stock repurchase program.

Business Segment Discussion

The CDI Engineering Solutions (ES) segment reported a 9.7% decrease in fourth quarter revenue driven by the aforementioned decline by chemical and industrial customers, somewhat offset by solid growth in the Government Services vertical.  Operating profit declined to $0.9 million, a decrease of 91.5% versus the prior-year quarter, driven by the aforementioned bad debt charge of $2.5 million due to the bankruptcy of a large customer, reorganization charges of $0.6 million, $0.5 million in costs associated with the previously-mentioned unsuccessful acquisition negotiations, and a $0.5 million goodwill adjustment.  Additionally, operating profit during the quarter includes $0.4 million of operating losses associated with the company’s ownership in joint ventures.  ES also experienced a slowdown in high-margin alternative energy projects and recruitment process outsourcing.

MRI’s fourth quarter revenue declined 18.5% versus the year-ago quarter reflecting a decline in royalty revenue, contract staffing and franchise sales.  Operating profit declined 71.6% versus the prior-year quarter primarily due to the aforementioned decline in higher-margin royalties and reorganization charges of $0.8 million, partially offset by operating expense savings.

U.K.-based AndersElite (Anders) revenue declined 42.7% (21.1% on a constant currency basis) versus the prior-year quarter driven by weakness in contract staffing and by a steep decline in permanent placement revenue in the U.K. construction marketplace.  Anders reported an operating loss of $1.7 million, a reduction of $4.0 million compared to the year-ago quarter.  This primarily reflected a decline in high-margin permanent placement revenue and reorganization charges of $0.2 million.

CDI IT Solutions fourth quarter revenue increased 1.4% versus the prior-year quarter driven by a ramp-up in a previously-announced large client account win, somewhat offset by weakness in automotive and local accounts.  Operating profit increased 56.2% on a year-over-year basis, reflecting reduced operating expenses somewhat offset by $0.2 million in reorganization costs.

Corporate Summary

Corporate overhead costs decreased by 12.8% versus the prior-year quarter due to a decrease in variable compensation costs.

“CDI ended the year with $61.8 million in cash and cash equivalents,” said Ballou.  “With our cash on hand and untapped borrowing capacity, we should have sufficient resources to support organic revenue growth when the economy begins to recover and capital spending resumes.  Additionally, we believe these resources are sufficient to support our stock repurchase program, capital expenditures, shareholder dividends and potential strategic acquisitions.”

Business Outlook

“We anticipate continued weakness in hiring demand in many non-governmental sectors in both the U.S. and U.K. well into 2009.  Additionally, we anticipate continued weakness in capital spending by customers, particularly in the Process & Industrial vertical,” said Ballou.  “Due to these factors, we anticipate that overall first quarter 2009 revenue could decline by 18% to 25% (or 12% to 18% on a constant currency basis) when compared to the year-ago quarter.

“Given the current economic weakness, it is particularly difficult to forecast these trends beyond the short-term and we will therefore limit guidance to the first quarter.  However, we believe that the prudent expense reductions we have taken, and anticipate taking in the first quarter, will create an operating structure that will enable us to be profitable at the current revenue run rate.”

Financial Tables Follow

Conference Call/Webcast
CDI Corp. will conduct a conference call at 11 a.m. (ET) today to discuss this announcement.  The conference call will be broadcast live over the Internet and can be accessed by any interested party at www.cdicorp.com.  An online replay will be available at www.cdicorp.com for 14 days after the call.

Company Information
Headquartered in Philadelphia, CDI Corp. (NYSE:CDI) is a leading provider of engineering & information technology outsourcing solutions and professional staffing.  Its operating units include CDI Engineering Solutions, CDI IT Solutions, CDI AndersElite Limited, and Management Recruiters International, Inc.  Visit CDI at www.cdicorp.com.

Caution Concerning Forward-Looking Statements

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements that address expectations or projections about the future, including statements about our strategies for growth and future financial results (such as revenues, pre-tax profit and tax rates), are forward-looking statements. Some of the forward-looking statements can be identified by words like  "anticipates," "believes," "expects," "may," "will," "could," “should”, intends," "plans," "estimates," and similar expressions. These statements are not guarantees of future performance and involve a number of risks, uncertainties and assumptions that are difficult to predict. Because these forward-looking statements are based on estimates and assumptions that are subject to significant business, economic and competitive uncertainties, many of which are beyond our control or are subject to change, actual outcomes and results may differ materially from what is expressed or forecasted in these forward-looking statements. Important factors that could cause actual results to differ materially from the forward-looking statements include, but are not limited to: continued deterioration in general economic conditions and levels of capital spending by customers in the industries that we serve; further weakness in the financial and capital markets which may result in the postponement or cancellation of our customers’ capital projects or the inability of our customers to pay our fees; competitive market pressures; our ability to maintain and grow our revenue base; the availability and cost of qualified labor; adverse consequences arising out of the U.K. Office of Fair Trading investigation; our level of success in attracting, training, and retaining qualified management personnel and other staff employees; changes in customers' attitudes towards outsourcing; credit risks associated with our customers; changes in tax laws and other government regulations; the possibility of incurring liability for our activities, including the activities of our temporary employees; our performance on customer contracts; and government policies or judicial decisions adverse to our businesses. More detailed information about some of these risks and uncertainties may be found in our filings with the SEC, particularly in the "Risk Factors" section of our Form 10-K's and the "Management's Discussion and Analysis of Financial Condition and Results of Operations" section of our Form 10-K's and Form 10-Q's. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. We assume no obligation to update such statements, whether as a result of new information, future events or otherwise, except as required by law.

Contacts:

Vincent Webb
Vice President, Corporate Communications & Marketing
215-636-1240
Vince.Webb@cdicorp.com

Mark Kerschner
Chief Financial Officer
215-636-1105
Mark.Kerschner@cdicorp.com

###

CDI Corp. and Subsidiaries
Consolidated Earnings Release Tables
(Unaudited)
(in thousands, except per share data)

	For the three months ended			For the year ended
	December 31,		September 30,	December 31,
	2008	2007	2008	2008	2007

Revenue	$253,641	$298,960	$281,865	$1,118,597	$1,187,299

Cost of service	199,617	224,253	219,279	863,150	900,359

Gross profit	54,024	74,707	62,586	255,447	286,940

Operating and administrative expenses	57,205	63,013	55,766	230,089	240,104

Operating profit (loss)	(3,181)	11,694	6,820	25,358	46,836

Other income and expense, net	844	1,096	1,065	3,770	2,303

Equity in losses from affiliated companies	(406)	-	-	(406)	-

Earnings (loss) from continuing operations before income taxes	(2,743)	12,790	7,885	28,722	49,139

Income tax expense (benefit)	476	4,619	(241)	8,912	17,311

Earnings (loss) from continuing operations	(3,219)	8,171	8,126	19,810	31,828

Earnings (loss) from discontinued operations	-	(355)	-	-	2,374

Net earnings (loss)	$(3,219)	$7,816	$8,126	$19,810	$34,202

Diluted earnings (loss) per share Earnings (loss) from continuing operations	$(0.17)	$0.40	$0.41	$0.99	$1.56
Earnings (loss) from discontinued operations	-	(0.02)	-	-	0.12
Net earnings (loss)	$(0.17)	$0.38	$0.41	$0.99	$1.68

Average diluted number of shares	18,975	20,452	20,023	20,009	20,351

Selected Balance Sheet Data from	December 31,	September 30,	December 31,
continuing operations:	2008	2008	2007

Cash and cash equivalents	$61,761	$77,484	$127,059

Accounts receivable, net	$193,338	$213,970	$210,629

Current assets	$273,535	$316,051	$348,754

Total assets	$384,247	$430,976	$450,058

Current liabilities	$79,993	$95,714	$102,741

Shareholders' equity	$291,780	$322,339	$334,978

CDI Corp. and Subsidiaries
Consolidated Earnings Release Tables
(Unaudited)
(in thousands, except per share data)

	For the three months ended			For the year ended
Selected Cash Flow Data from	December 31,		September 30,	December 31,
continuing operations:	2008	2007	2008	2008	2007

Depreciation expense	$3,104	$2,816	$3,101	$11,903	$10,913

Capital expenditures	$682	$1,997	$3,496	$10,136	$7,841

Dividends paid	$2,461	$2,649	$2,598	$10,342	$9,309

Free cash flow for the quarter ended December 31, 2008 is shown below:

Net cash provided by operating activities	$3,132
Less: capital expenditures	(682)
Less: dividends paid	(2,461)
Cash flow used	$(11)

	For the three months ended			For the year ended
Selected Earnings and Other Financial	December 31,		September 30,	December 31,
Data from continuing operations:	2008	2007	2008	2008	2007

Revenue	$253,641	$298,960	$281,865	$1,118,597	$1,187,299

Gross profit	$54,024	$74,707	$62,586	$255,447	$286,940

Gross profit margin	21.3%	25.0%	22.2%	22.8%	24.2%

Operating and administrative expenses as a percentage of revenue	22.6%	21.1%	19.8%	20.6%	20.2%

Corporate expenses	$4,500	$5,163	$4,372	$18,277	$19,938

Corporate expenses as a percentage of revenue	1.8%	1.7%	1.6%	1.6%	1.7%

Operating profit margin	-1.3%	3.9%	2.4%	2.3%	3.9%

Effective income tax rate	-17.4%	36.1%	-3.1%	31.0%	35.2%

After-tax return on shareholders’ equity (a)	6.3%	10.0%	9.6%	6.3%	10.0%

Pre-tax return on net assets (b)	14.0%	23.4%	20.1%	14.0%	23.4%

Variable contribution margin (c)	NM	17.0%	NM	NM	18.6%

CDI Corp. and Subsidiaries
Consolidated Earnings Release Tables
(Unaudited)
(in thousands, except per share data)

	For the three months ended			For the year ended
Selected Segment Data from	December 31,		September 30,	December 31,
continuing operations:	2008	2007	2008	2008	2007

Engineering Solutions (d)
Revenue	$142,217	$157,570	$151,754	$603,223	$614,522
Gross profit	28,290	36,364	30,152	125,742	129,487
Gross profit margin	19.9%	23.1%	19.9%	20.8%	21.1%

Operating profit (e)	865	10,187	6,430	27,069	35,508
Operating profit margin	0.6%	6.5%	4.2%	4.5%	5.8%

Management Recruiters International
Revenue	$17,487	$21,451	$18,184	$74,703	$77,950
Gross profit	9,231	12,248	10,326	40,784	45,764
Gross profit margin	52.8%	57.1%	56.8%	54.6%	58.7%

Operating profit	1,117	3,936	3,063	9,923	15,775
Operating profit margin	6.4%	18.3%	16.8%	13.3%	20.2%

AndersElite
Revenue	$35,992	$62,777	$55,558	$213,535	$253,922
Gross profit	5,967	15,424	11,876	47,036	67,079
Gross profit margin	16.6%	24.6%	21.4%	22.0%	26.4%

Operating profit (loss)	(1,736)	2,307	1,389	3,917	12,378
Operating profit margin	-4.8%	3.7%	2.5%	1.8%	4.9%

IT Solutions (d)
Revenue	$57,945	$57,162	$56,369	$227,136	$240,905
Gross profit	10,536	10,671	10,232	41,885	44,610
Gross profit margin	18.2%	18.7%	18.2%	18.4%	18.5%

Operating profit	667	427	310	2,320	3,113
Operating profit margin	1.2%	0.7%	0.6%	1.0%	1.3%

	For the three months ended			For the year ended
Engineering Solutions Revenue	December 31,		September 30,	December 31,
by Vertical (f):	2008	2007	2008	2008	2007

CDI Process and Industrial	$103,912	$122,170	$112,528	$453,544	$474,982
CDI Government Services	20,963	18,647	20,844	82,909	70,035
CDI Aerospace	17,342	16,753	18,382	66,770	69,505

Total Engineering Solutions Revenue	$142,217	$157,570	$151,754	$603,223	$614,522

CDI Corp. and Subsidiaries
Consolidated Earnings Release Tables
(Unaudited)
(in thousands, except per share data)

	For the three months ended			For the year ended
Selected Earnings Data from	December 31,		September 30,	December 31,
discontinued operations (g):	2008	2007	2008	2008	2007

Net Revenue	$-	$-	$-	$-	$117,168

Earnings (loss) from discontinued operations,
before taxes	-	(569)	-	-	1,642

Income tax expense (benefit)	-	(214)	-	-	613

Earnings (loss) from discontinued operations,
net of taxes	-	(355)	-	-	1,029

Gain from disposal of discontinued operations,
net of taxes	-	-	-	-	1,345

Earnings (loss) from discontinued operations,
net of taxes	$-	$(355)	$-	$-	$2,374

(a) Current quarter combined with the three preceding quarters' net earnings from continuing operations divided by the average shareholders’ equity.

(b) Current quarter combined with the three preceding quarters' pre-tax earnings from continuing operations divided by the average net assets.  Net assets include total assets from continuing operations minus total liabilities from continuing operations excluding cash, external debt and income tax accounts.

(c) Year-over-year change in operating profit from continuing operations divided by year-over-year change in revenue from continuing operations. The calculations for the three months ended September 30, 2008 and the three months and year ended December 31, 2008 are not meaningful (NM) because both revenue and operating profit declined.

(d) The Company has revised the reporting segments' prior year data for Engineering Solutions and IT Solutions for comparative purposes.

(e) Includes $406 of equity in losses associated with the Company's joint ventures for the three months and year ended December 31, 2008.

(f) Effective with the second quarter of 2008, Engineering Solutions began reporting on three verticals reflecting the decision to re-align the management and operations of Life Sciences into Process & Industrial. Prior periods have been revised to reflect the new operating structure.

(g) In September 2007, the Company sold its Todays Staffing, Inc. subsidiary.  Please see the Company's consolidated financial statements and the notes thereto for the year ended December 31, 2007 included in Form 10-K, filed with the Securities and Exchange Commission on March 7, 2008.